Exhibit 5.1

Troutman Sanders LLP Troutman Sanders Building, 1001 Haxall Point Richmond, VA 23219 troutman.com

March 25, 2019

Webster Financial Corporation

145 Bank Street

Waterbury, Connecticut 06702

Re:	4.100% Senior Notes due 2019 by Webster Financial Corporation

Ladies and Gentlemen:

We have acted as counsel to Webster Financial Corporation, a Delaware corporation (the “Company”), in connection with the proposed offering and sale by the Company of $300,000,000 aggregate principal amount of 4.100% Senior Notes due 2029 (the “Notes”) pursuant to the Underwriting Agreement, dated March 20, 2019 (the “ Underwriting Agreement”), between the Company and J.P. Morgan Securities LLC, as Representative of the several Underwriters (each as defined therein). The Notes are to be issued pursuant to that certain Senior Debt Indenture, dated as of the date hereof, between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by the Supplemental Indenture, dated as of the date hereof, between the Company and the Trustee (the “Indenture” and together with the Notes, the “Transaction Documents”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K in connection with the Registration Statement.

For the purposes of giving the opinion contained herein, we have examined the (i) the Registration Statement on Form S-3 (Registration No. 333-222055) filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), on December 14, 2017 by the Company; (ii) the preliminary prospectus dated March 20, 2019 (the “Preliminary Prospectus”) and the final prospectus dated March 21, 2019 forming a part thereof (the “Prospectus”) in connection with the offering and sale by the Company of the Notes; and (iii) the Transaction Documents. We have also examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments, including the certificate of incorporation and bylaws of the Company, and have made such other investigations as we have deemed relevant and necessary in connection with the opinions set forth below. As to questions of fact material to this opinion, we have relied, with your approval, upon oral and written representations of officers and representatives of the Company and certificates or comparable documents of public officials and of officers and representatives of the Company.

Webster Financial Corporation March 25, 2019 Page 2

In such examination and in rendering the opinion expressed below, we have assumed: (i) the due authorization of all agreements, instruments and other documents by all the parties thereto (other than the due authorization of each such agreement, instrument and document by the Company); (ii) the due execution and delivery of all agreements, instruments and other documents by all the parties thereto (other than the due execution and delivery of each such agreement, instrument and document by the Company ); (iii) the genuineness of all signatures on all documents submitted to us; (iv) the authenticity and completeness of all documents, corporate records, certificates and other instruments submitted to us; (v) that photocopy, electronic, certified, conformed, facsimile and other copies submitted to us of original documents, corporate records, certificates and other instruments conform to the original documents, records, certificates and other instruments, and that all such original documents were authentic and complete; (vi) the legal capacity of all individuals executing documents; (vii) that the Transaction Documents executed in connection with the transactions contemplated thereby are the valid and binding obligations of each of the parties thereto (other than the Company), enforceable against such parties (other than the Company) in accordance with their respective terms and that no Transaction Document has been amended or terminated orally or in writing except as has been disclosed to us; and (viii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion are true and correct. As to all questions of fact material to this opinion and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation) upon certificates or comparable documents of officers and representatives of the Company.

The opinion expressed herein is limited solely to the applicable provisions of the Delaware General Corporation Law, as amended (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing), and the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level). This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon and subject to the qualifications, exceptions, assumptions, limitations, definitions, exclusions and other matters described in this opinion letter, we are of the opinion that the Notes have been duly authorized on behalf of the Company and that, following (i) receipt by the Company of the consideration specified in the Underwriting Agreement and (ii) the due execution, authentication, issuance and delivery of the Notes pursuant to the terms of the Indenture, the Notes will constitute valid and binding obligations of the Company.

Our opinion set forth above is subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and transfer, moratorium or other laws now or

Webster Financial Corporation March 25, 2019 Page 3

hereafter in effect relating to or affecting the rights or remedies of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity) including, without limitation, standards of materiality, good faith and reasonableness in the interpretation and enforcement of contracts, and the application of such principles to limit the availability of equitable remedies such as specific performance.

This opinion has been prepared for your use in connection with the Registration Statement. This opinion speaks as of the date hereof. We assume no obligation to advise you of any change in the foregoing subsequent to the date hereof even though the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Troutman Sanders LLP